Exhibit 99.4

CONSENT OF JESPER HOILAND

CONSENT TO BE NAMED AS CHAIRMAN OF THE BOARD AND DIRECTOR NOMINEE

In connection with the filing by Allarity Acquisition Corp. (the “Company”) of its Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as Chairman of the Board and as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any and all amendments thereto.

Dated: September 10, 2026

/s/ Jesper Hoiland

Jesper Hoiland